SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2008

M-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Norwood Avenue, Itasca, Illinois            60143
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (630) 562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 25, 2008, M-Wave, Inc., a Delaware corporation (“the Company”), entered into an agreement with the holders of its Series B Preferred Stock whereby the preferred shareholders all agreed to waive all accrued and future earned dividends beginning retroactive to January 1, 2008 and continuing through the period ended December 31, 2009.  The total amount of dividends waived, assuming that all the Series B Preferred Stock remains outstanding, are in the aggregate, approximately $1,062,000 for the twelve months ending December 31, 2008 and approximately $1,059,000 for the twelve months ending December 31, 2009.  As consideration for the dividend waivers, the Company agreed to issues a total of 440,000 warrants at $0.16 per share for two years.  The closing price of the Company’s stock on July 25, 2008 was $0.16 per share.

Item 3.02 Unregistered Sales of Equity Securities

As more fully described in Item 1.01 hereof which is incorporated by reference into this Item 3.02, the Company issued 440,000 warrants to the holders of its Series B Preferred Stock. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, in that it did not involve a public offering of securities.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Registrant’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Registrant’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

M-WAVE, INC.
(Registrant)

By	/s/ Jeffrey Figlewicz
Jeffrey Figlewicz
Acting Chief Financial Officer
Dated: July 31, 2008